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CNA SURETY CORPORATION                                   ANALYST CONTACT:
CNA Plaza                                                  John Heneghan
Chicago IL 60685                                            312-822-1908
                                                   john.heneghan@cna.com

                                                          MEDIA CONTACT:
                                                           Doreen Lubeck
                                                            773-583-4331

-------------------------------------------------------------------------------

                                                   FOR IMMEDIATE RELEASE


                        CNA SURETY ANNOUNCES 33% INCREASE
                           IN FIRST QUARTER NET INCOME

         CHICAGO, May 3, 1999 -- CNA Surety Corporation (NYSE:SUR) today reported strong earnings for the first quarter ended March 31, 1999, primarily driven by increased premiums for surety bonds that support public construction projects. Highlights of the 1999 first quarter results compared with the same period in 1998 include:

         - Net income increased 33 percent to $13.0 million, or 30 cents per share, compared with $9.8 million, or 23 cents per share in 1998.
         - Operating earnings, after income taxes, increased 30 percent to $12.8 million, or 29 cents per share, from $9.8 million, or 23 cents per share in 1998.
         -   Net written premiums increased 12 percent to $69.4 million.
         -   Underwriting income increased 28 percent to $16.0 million.
         - Combined ratio improved to 76.5 percent for the first quarter ended March 31, 1999 compared with 78.7 percent in the first quarter of 1998, and the loss ratio improved to 17.6 percent from
             19.1 percent for the comparable period.

         "We started 1999 very strongly with double digit growth in premiums driven by continued strength in public construction. Net written premiums for our core direct business grew 13 percent for the quarter, led by an 18 percent increase in contract surety premiums," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "The robust contract premium growth reflects increased volume from new accounts added during 1998 and continuing healthy economic conditions for public construction nationwide. Although many sectors of the contract portfolio have demonstrated growth, highway and road construction has been particularly strong since Congressional passage of the Transportation Equity Act for the 21st Century (TEA-21). TEA-21 authorized a 40 percent increase in total Federal funding for highway and transit systems to over $200 billion in the six year period from 1998 to 2004."

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         For the first quarter ended March 31, 1999, net income and operating earnings per share were $0.30 and $0.29, respectively. Net income and operating earnings per share for the first quarter ended March 31, 1998 were both 23 cents. For the first quarter ended March 31, 1999, net written premiums increased 12 percent to $69.4 million. Excluding international reinsurance business assumed from CNA Reinsurance Company, Limited (London), core direct net written premiums increased 13 percent to $67.1 million for the quarter. Net written premiums for contract surety increased 18 percent for the 1999 first quarter to $29.7 million due to favorable economic conditions for public construction nationwide, particularly in the highway/bridge sector where CNA Surety continues to experience increased activity. Net written premiums for core direct commercial surety increased 12 percent to $30.6 million, primarily reflecting increased business with key national and regional distribution partners.

         Underwriting income for the 1999 first quarter increased $3.5 million, or 28 percent, to $16.0 million. The company's loss and combined ratios were
17.6 percent and 76.5 percent, respectively, for the first quarter of 1999 compared with the loss and combined ratios for the comparable 1998 quarter of
19.1 percent and 78.7 percent, respectively. The loss and combined ratios for the first quarter of 1999 include favorable loss reserve development of $1.7 million compared with favorable loss reserve development of $0.6 million for the first quarter of 1998. The expense ratio decreased 0.7 percentage points to 58.9 percent in the first quarter of 1999 compared with the expense ratio of 59.6 percent in 1998, as net earned premiums increased 16 percent and related operating expenses increased at a lower rate of 14 percent.

         In April 1999, the company repurchased 10,375 shares of its common stock pursuant to its share repurchase programs. Depending on market conditions, shares may be purchased from time to time in the open market or otherwise.

         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

         CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

                                      # # #

-- Chart Follows--
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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
     CNA SURETY CORPORATION
     Press Release Investor Data
     {Amounts in thousands, except per share data}

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                         ---------------------------
                                                                             1999           1998
                                                                         -----------     -----------
     OPERATING RESULTS:

     Gross written premiums                                              $    71,524     $    63,848
                                                                         ===========     ===========

     Net written premiums                                                $    69,362     $    61,836
                                                                         ===========     ===========

     Revenues:
       Net earned premiums                                               $    67,870     $    58,745
       Net investment income                                                   6,341           6,789
       Net investment gains                                                      396              --
                                                                         -----------     -----------
          Total revenues                                                      74,607          65,534
                                                                         -----------     -----------

     Expenses:
       Net losses and loss adjustment expenses                                11,914          11,218
       Net commissions, brokerage and other underwriting expenses             39,978          35,039
       Interest expense                                                        1,489           1,821
       Amortization of intangible assets                                       1,475           1,475
                                                                         -----------     -----------
          Total expenses                                                      54,856          49,553
                                                                         -----------     -----------

     Income before income taxes                                               19,751          15,981

     Income taxes                                                              6,708           6,166
                                                                         -----------     -----------

     NET INCOME                                                          $    13,043     $     9,815
                                                                         ===========     ===========

     Basic earnings per common share                                     $      0.30     $      0.23
                                                                         ===========     ===========


     Diluted earnings per common share                                   $      0.30     $      0.23
                                                                         ===========     ===========

     Basic weighted average shares outstanding                                44,100          43,348
                                                                         ===========     ===========

     Diluted weighted average shares outstanding                              44,213          43,570
                                                                         ===========     ===========

     OPERATING EARNINGS, AFTER INCOME TAXES:
        Net income                                                       $    13,043     $     9,815
        Net investment gains                                                    (257)             --
                                                                         -----------     -----------
     OPERATING EARNINGS                                                  $    12,786     $     9,815
                                                                         ===========     ===========

     DILUTED PER SHARE DATA:
        Net income                                                       $      0.30     $     0.23
        Net investment gains                                                   (0.01)            --
                                                                         -----------     -----------
     OPERATING EARNINGS                                                  $      0.29     $     0.23
                                                                         ===========     ===========

     --------------------------------------------------
     See notes to Press Release Investor Data on page 4.





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
     CNA SURETY CORPORATION
     Press Release Investor Data
     {Amounts in thousands, except per share data}

                                                                              THREE MONTHS ENDED
                                                                          ---------------------------
                                                                                   MARCH 31,
                                                                              1999           1998
                                                                          -----------     -----------
     UNDERWRITING RESULTS:

     Net written premiums:
       Contract                                                           $    29,659     $    25,240
       Commercial                                                              32,884          29,972
       Fidelity and other                                                       6,819           6,624
                                                                          -----------     -----------
                                                                          $    69,362     $    61,836
                                                                          ===========     ===========

     Net earned premiums                                                  $    67,870     $    58,745
     Net losses and loss adjustment expenses(1)                                11,914          11,218
     Net commissions, brokerage and other underwriting expenses                39,978          35,039
                                                                          -----------     -----------
     Underwriting income                                                  $    15,978     $    12,488
                                                                          ===========     ===========

     Loss ratio (1)                                                              17.6%           19.1%
     Expense ratio                                                               58.9            59.6
     Combined ratio (1)                                                   -----------     -----------
                                                                                 76.5%           78.7%
                                                                          ===========     ===========

                                                                            MARCH 31,     December 31,
     CONSOLIDATED BALANCE SHEET DATA:                                         1999           1998
                                                                          -----------     -----------

     Invested assets and cash                                             $   500,156     $   505,355
     Intangible assets, net                                                   154,586         156,062
     Total assets                                                             822,530         819,370

     Insurance reserves                                                       343,740         333,728
     Long-term debt                                                           100,000         113,000
     Total stockholders' equity                                               316,671         309,897
     Book value per share                                                 $      7.18     $      7.03
                                                                          ===========     ===========
     Outstanding shares                                                        44,101          44,093
                                                                          ===========     ===========

     ----------------------------------------------------
     NOTES TO PRESS RELEASE INVESTOR DATA

     (1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $1,665, or 2.5%, and $581, or 1.0%, for the three months ending March 31, 1999 and 1998, respectively.





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